UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

August 11, 2023

Gaucho Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40075	52-2158952
State of	Commission	IRS Employer
Incorporation	File Number	Identification No.

112 NE 41st Street, Suite 106

Miami, FL 33137

Address of principal executive offices

212-739-7700

Telephone number, including area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VINO	The Nasdaq Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement

As previously reported on our Current Report on Form 8-K filed on February 21, 2023, Gaucho Group Holdings, Inc. (the “Company,” “we,” “us” or “our”), and an institutional investor (the “Holder”) entered into that certain Securities Purchase Agreement, dated as of February 21, 2023 (the “Securities Purchase Agreement”) and the Company issued to the Holder a senior secured convertible note (the “Note”) and warrant to purchase 3,377,099 shares of common stock of the Company (the “Warrant” and together with the Securities Purchase Agreement and the Note, the “Note Documents”).

For the full description of the Note Documents, please refer to our Current Report on Form 8-K and the exhibits attached thereto as filed with the SEC on February 21, 2023.

On May 21, 2023, an Event of Default occurred with respect to the Note. As a result, on August 11, 2023, the Company and the Holder entered into an agreement (the “Letter Agreement”) pursuant to which, among other things: (i) the Holder agreed to forbear from issuing an Event of Default Notice and Event of Default Redemption Notice; (ii) the Holder waived the requirement in the Note to pay Interest on the Note monthly in cash for a certain period of time; (iii) the Holder agreed to waive application of the Default Rate in Note for a certain period of time; (iv) the Holder agreed to waive the requirement in the Note for the Company to prepay, redeem, or convert one quarter of the initial Principal and Interest on the Note by each three (3) month anniversary of the Issuance Date for a certain period of time; (v) the Company adjusted the exercise price of the Warrant from $1.34 to $0.45; (vi) the Investor may continue to convert the Note at the Alternate Conversion Price or at $0.45; (vii) the Investor agreed to waive certain requirements under the Note Documents with respect to the Offering (defined below).

All terms not defined herein shall refer to the defined terms in the Note Documents.

The foregoing description of the Letter Agreement is a summary only, does not purport to be complete and is qualified in its entirety by the full text of the document, a copy of which is attached as Exhibit 10.1, and incorporated herein by reference.

The representations, warranties and covenants contained in the agreements described in Item 1.01 of this Current Report on Form 8-K are not intended to be a source of factual, business or operational information about the Company; were made only for purposes of such agreements and as of specific dates; were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Letter Agreement is incorporated by reference into Item 3.02 of this Current Report on Form 8-K.

The shares of common stock that have been and may be issued under the Note Documents and the Letter Agreement are being offered and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D thereunder. The Company filed a Form D with the SEC on or about March 3, 2023.

Item 8.01. Other Events.

Pending approval from our Board of Directors, the Company will be raising funds for working capital through the sale of units at $0.45 per unit, each unit equal to 1 share of common stock and 1/5 of a warrant (the “Units”) for proceeds of up to $555,379, not including warrant exercise (the “Offering”). Each whole warrant will be exercisable at $0.45. The Units and shares underlying the warrants are referred to herein as the “Securities”. The Company intends for the Offering to comply with Nasdaq Rule 5635.

The Securities will only be offered to a small select group of accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act, all of whom have a substantial pre-existing relationship with the Company. The Securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws. The Securities constitute “restricted securities” and shall bear a restrictive legend.

This current report on Form 8-K is issued in accordance with Rule 135c under the Securities Act, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement, dated as of August 11, 2023, by and among Gaucho Group Holdings, Inc. and the subscriber listed therein
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 11th day of August 2023.

Gaucho Group Holdings, Inc.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO